                                                                    EXHIBIT 11.1


                             MICREL,  INCORPORATED
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                     (In thousands except per share data)

                                  ----------

                                             Three Months      Nine Months Ended
                                                 Ended
                                             September 30,       September 30,
                                           -----------------   -----------------
                                            1996      1995      1996      1995
                                           -------   -------   -------   -------
Weighted average common shares
 outstanding............................     9,249     8,805     9,107     8,708

 Dilutive effect of stock options.......       789     1,275       864     1,264
                                           -------   -------    ------    ------
 Number of shares used in computing per
  share amounts.........................    10,038    10,080     9,971     9,972
                                           =======   =======   =======   =======

Net income..............................   $ 2,418   $ 1,997    $6,423    $5,284
                                           =======   =======    ======    ======

Net income per common and equivalent
 share..................................   $  0.24   $  0.20    $ 0.64    $ 0.53
                                           =======   =======    ======    ======


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